AGREEMENT FOR NON-EXECUTIVE OFFICER

AGREEMENT dated as of October 28, 2004, by and between Espey Mfg. & Electronics Corp., a New York corporation having its principal place of business at 233 Ballston Avenue, Saratoga Springs, New York 12866 (the “Company”) and Garry Jones, an individual residing at 73 Edie Road, Saratoga Springs, NY 12866 (the “Employee”).

WHEREAS, the Employee has been a valued employee of the Company for many years, and is now Assistant Treasurer of the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

    1.        RESIGNATION. The Company hereby accepts his resignation as Assistant Treasurer, effective October 31, 2004, or sooner at the employee’s request, at which time the Employee shall become a non-executive officer of the company for a period of twenty-seven (27) months from the date of resignation.

    2.        COMPENSATION AND DUTIES. In consideration of the Employee’s willingness to work for the Company for a period equivalent to 2 days a month after his resignation, and to perform duties as reasonably requested by the Company, the Employee shall receive the following compensation:

    (A)        The employee shall receive $920.00 a week and all benefits being received at the time of his resignation for a period of thirteen (13) weeks, in accordance with the Company’s regular payroll.

    (B)        At the end of thirteen (13) pay periods the Employee’s compensation will change to $300.00 per week for the succeeding 104 weeks, and he shall receive all current benefits as above. The Employee shall be eligible to participate in new benefits should they occur during this period of time.

    (C)        It is agreed that the Employee shall be reasonably available by telephone or otherwise to render advice and counsel, but need not be physically present, unless his physical presence is reasonably requested by the Company. Should the employee be required to engage in any activity not within the scope of this agreement, he shall be reimbursed, in addition to his weekly salary, at an hourly rate to be mutually agreed upon between any authorized representative of the company and himself. For ESOP and all other benefit purposes, the Employee shall continue to be treated as a full-time employee for the duration of this agreement to the extent consistent with the terms of the ESOP and all applicable law.

    (D)        If the Employee dies during the term of this Agreement, remaining payments will be made, as scheduled, to the Employee’s spouse, and if she dies before full payment, to her estate or as she may direct. In the event of Employee’s death, all benefits shall cease at death, except that the Company shall continue to pay Employee’s spouse’s medical benefits for ninety days from the date of Employee’s death or to the termination date of this Agreement, whichever is earlier.

    3.        EXPENSES. If the Employee is requested by the Company at any point during the duration of this Agreement to return to Saratoga, and the Employee is then not in the Saratoga Springs area, the Company shall pay the transportation costs for the Employee to return. The Employee shall not be reimbursed for any other expenses hereunder unless the Employee and the Company so agree with respect to a specific expense.

    4.        TERM. This Agreement shall be effective as of November 1, 2004 and shall continue in effect through and including the pay period ending one-hundred seventeen (117) pay periods from the date of the Employee’s resignation.

    5.        RESTRICTIVE COVENANT: CONFIDENTIAL INFORMATION

    A.        The Employee agrees that during the term of this Agreement and for a period of three (3) years thereafter, he shall not directly or indirectly, on behalf of himself or on behalf of any other corporation, person or entity other than the Company, render any services to, consult for, contract with or become an employee, officer, director, partner, member, or (except as a five (5%) percent or less shareholder of any publicly traded company) owner or shareholder of, any individual or entity which engages in the Company’s business or which otherwise competes with the Company.

    B.        The Employee recognizes and acknowledges that there has been made available to him confidential information concerning matters affecting or relating to the products, services or business of the Company, its subsidiaries, or affiliates, including, but not limited to, intellectual property, technology, proprietary information, customer lists and other financial information, contractual relationships, past or contemplated actions, personnel matters, marketing or sales data and written or oral communications or understandings of any sort of the Company or of any of its customers in either tangible or intangible form (“Confidential Information”). The Employee further recognizes and acknowledges that this Confidential Information as it may exist from time to time belongs to the Company and is a valuable, special and unique asset of the Company’s business. The Employee will not, during or after the term of this Agreement, at any time, directly or indirectly, divulge, disclose or communicate any Confidential Information to any person, firm, corporations, association, or other entity for any reason or purpose whatsoever.

Employee will promptly deliver to the Company all copies of all Confidential Information and all material of any nature belonging to the Company, and Employee will not take with him any such Confidential Information, materials or reproductions thereof or any proprietary information of the Company in tangible or intangible form.

    C.        The parties agree to continue to work cooperatively and in good faith, now and in the future, to carry out the transactions contemplated by this Agreement and to execute any documents reasonably required to effect this Agreement. Neither party shall disparage, defame or slander the other.

    6.        SUCCESSOR AND ASSIGNS. This Agreement is binding upon the parties hereto, their heirs, administrators, executors, successors and assigns.

    7.        NOTICES. Any notices, consents or information required or requested or permitted by this Agreement shall be sent to the parties at the addresses shown above, unless such address is changed by written notice hereunder.

    8.        SEVERABILITY. In the event any provision of this Agreement or any portion thereof shall be deemed invalid or unenforceable for any reason, that portion or provision shall be deemed excised from this Agreement and this Agreement shall be governed, interpreted and enforced in all respects as if such invalid or unenforceable provision were originally omitted from this Agreement.

    9.        WAIVER. The waiver of any party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach.

    10.        GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

    11.        HEADINGS. The descriptive headings used in this Agreement are for purposes of convenience only and do not constitute a part of this Agreement.

    12.        ENTIRE AGREEMENT. This Agreement is the entire agreement among the parties regarding the subject matter hereof, and supersedes any prior agreements or discussions.

This AGREEMENT may not be altered or amended except in writing signed by both parties. In the event of any conflict between this Agreement and the terms of any of the Company’s employment policies, manuals, or other statements regarding employment generally, now existing or hereafter promulgated, the terms of this Agreement shall control.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ESPEY MFG. & ELECTRONICS CORP. By: /s/ Howard Pinsley Name: Howard Pinsley Title: President & CEO Employee: /s/ Garry Jones Garry Jones